EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 3 on Form S-1 to Form SB-2 Registration Statements Nos. 333-140598, 333-142480 and 333-144521 and related Prospectuses of ImmunoCellular Therapeutics, Ltd. to be filed with the Securities and Exchange Commission on or about May 11, 2010 of our report of Independent Registered Public Accounting Firm dated March 29, 2010 covering the financial statements of ImmunoCellular Therapeutics, Ltd. as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 and for the period from inception of operations (February 25, 2004) to December 31, 2009, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ STONEFIELD JOSEPHSON, INC.

Los Angeles, California

May 10, 2010